SEQUA TO OFFER $100 MILLION OF SENIOR NOTES DUE 2008

New York, May 28 - Sequa Corporation (NYSE: SQAA) intends to offer $100 million of senior notes due 2008, with a coupon of 8 7/8%. The offering will be through a private placement under Rule 144A of the Securities Act of 1933, as amended.

      The notes are part of a single series of 8 7/8% Senior Notes due 2008, limited to an aggregate principal amount of $350 million. The company previously issued $200 million of notes in the series. Notes in the planned offering, which will have the same coupon as the outstanding notes, are expected to be sold at a price that reflects the current market interest rate for this series. The offering is expected to close in June, and the proceeds will be used for general corporate purposes.

      The notes will not be registered under the Securities Act and may not be offered or sold in the United States without registration under the Securities Act or without an exemption from the applicable registration requirements. Sequa expects to exchange the notes for identical notes that will have been registered under the Securities Act. There can be no assurance that the planned offering of notes will be completed.

      Sequa Corporation is a diversified manufacturer with eight discrete business units organized around five operating segments: aerospace, propulsion, metal coating, specialty chemicals, and other products.

      This press release is for information purposes only. It shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.

                                      # # #

5/28/03

Note: This press release may include forward-looking statements that are subject to risks and uncertainties. A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward looking statements. For additional information, see the comments included in Sequa's filings with the Securities and Exchange Commission.